Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended March 31,
	2014		2013
Income (loss) before income taxes (2)	$103,311		$78,914
Add fixed charges:
Interest expense	22,404		22,626
Amortization of discount on convertible notes (1)	6,131		6,069
Amortization of debt issuance expense	842		964
Interest portion of rent expense	3,749		4,022
Adjusted income (loss)	$136,437		$112,595
Fixed charges:
Interest expense	$22,404		$22,626
Amortization of discount on convertible notes (1)	6,131		6,069
Amortization of debt issuance expense	842		964
Interest portion of rent expense	3,749		4,022
Fixed charges	$33,126		$33,681
Ratio of earnings to fixed charges(3)	4.1	x	3.3	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended March 31,
	2014	2013
Settlement, litigation and other related charges (a)	$7,052	$22,619
Other charges (b)	10,276	4,006
Total - non-interest expense special items	$17,328	$26,625
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to the Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.